FOR IMMEDIATE RELEASE

news release
GoDaddy Announces Continued Refreshment of Board of Directors
Board of Directors Appoints Srini Tallapragada and Sigal Zarmi
as New Independent Directors; Ryan Roslansky and Lee Wittlinger Resign

TEMPE, Ariz., January 25, 2023 /PRNewswire/ -- GoDaddy Inc. (NYSE: GDDY), the company that helps entrepreneurs thrive, announced its board of directors unanimously appointed Srini Tallapragada and Sigal Zarmi as new independent directors effective January 25, 2023.

“We are pleased to welcome Srini and Sigal to the GoDaddy board,” said Brian Sharples, Chair of GoDaddy’s board of directors. “Their expertise and leadership experience will be invaluable. The depth of Srini’s technology expertise and specifically his experience leading teams to deliver product and platform innovations will help guide GoDaddy to efficiently scale our business operations and continue to innovate to meet customers’ evolving needs. Sigal’s expertise in strategic planning and operational risk management as a former chief information officer of several large global businesses will enhance our board’s risk management, compliance, and cybersecurity expertise.”

Aman Bhutani, GoDaddy chief executive officer and member of the board of directors said “GoDaddy’s diverse board is a powerful source of both insight and oversight for the company as we pursue the large and growing opportunity in front of us. Srini and Sigal’s experiences as innovative senior business leaders in different industries will enrich the board’s analysis in pursuit of our strategic vision. I am eager to work together as we continue to drive towards our goals of delivering compelling growth for our shareholders.”

Tallapragada, 53, currently serves as president and chief engineering officer of Salesforce, Inc. At Salesforce, Tallapragada leads a global engineering team responsible for envisioning, building, securing, and delivering Salesforce’s platform architecture. Tallapragada previously held various senior leadership roles at Salesforce, Oracle, and SAP. Tallapragada holds a PGDM from XLRI in Jamshedpur, India, and a BTech in Computer Science from the National Institute of Technology (NIT) in Warangal, India. Tallapragada served as an independent director on the board of Avalara Inc. before it was taken private by Vista Equity Partners in October 2022.

Zarmi, 59, served as the international chief information officer and global head of transformation for Morgan Stanley, where she managed the diverse global technology footprint and was responsible for driving the firm innovation agenda through emerging technologies, until June 2021. Prior to Morgan Stanley, Zarmi held various leadership roles including vice chairman-global and US chief information officer of PwC and chief information officer of GE Capital Americas. Zarmi holds an MBA from Columbia University in New York City and a BS in Engineering from the Technion-Israel Institute of Technology in Haifa, Israel. She currently serves as an independent director at ADT Inc. and Hashicorp Inc.

GoDaddy’s board of directors also announced that Ryan Roslansky and Lee Wittlinger decided to resign as directors effective January 25, 2023.

“Ryan has brought tremendous insights to our board over the past 4 years, and Lee has supported GoDaddy and helped guide the company’s development since before our initial public offering. On behalf of the board, I thank both for their many contributions over the years,” said Brian Sharples, Chair of GoDaddy’s board of directors.

At the company’s 2022 annual shareholders’ meeting, shareholders approved an amendment to the company’s certificate of incorporation to declassify the board of directors. The declassification is being phased in, and class II directors will be presented to shareholders at the 2023 annual shareholders’ meeting for election to a one-year term. The board has appointed both Tallapragada and Zarmi to class II and to the Nominating and Governance Committee.

About GoDaddy

GoDaddy helps millions of entrepreneurs globally start, grow, and scale their businesses. People come to GoDaddy to name their idea, build a professional website, attract customers, sell their products and services, and accept payments online and in-person. GoDaddy's easy-to-use tools help microbusiness owners manage everything in one place and its expert guides are available to provide assistance 24/7. To learn more about the company, visit www.GoDaddy.com.

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CONTACTS:

Investors
Christie Masoner
investors@godaddy.com

Media
Kristy Nicholas
pr@godaddy.com

Source: GoDaddy Inc.

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